                                                      [NAVARRE CORPORATION LOGO]

FOR ADDITIONAL INFORMATION:
Cary Deacon, Corporate Relations              Jim Gilbertson, Vice President and
  Officer                                       Chief Financial Officer
763-535-8333                                  763-535-8333
cdeacon@navarre.com                           jgilbert@navarre.com

Joyce Fleck, Vice President Marketing
763-535-8333
jfleck@navarre.com

NAVARRE CORPORATION REPORTS RECORD SALES AND

NET INCOME FOR ITS SECOND QUARTER FISCAL 2004


  COMPANY REPORTS NINTH CONSECUTIVE QUARTER OF PROFITABILITY


     MINNEAPOLIS, MN -- October 20, 2003 -- Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today reported record sales and operating income for the fiscal 2004 second quarter ended September 30, 2003.



     HIGHLIGHTS FOR THE QUARTER INCLUDE:

     o Consolidated net sales, for the quarter, increased approximately 19.5% to $106.2 million from $88.9 million last year.

     o Consolidated income from operations, for the quarter, increased approximately 179% to $1.7 million from $609,000 in the comparable time period last year.

     o Consolidated net income for the quarter increased approximately 155% to $1.7 million or $0.08 per share compared with $676,000 or $0.03 per share in the same period last year, on a fully diluted basis.

     o    The Company's ninth consecutive quarter of profitability.


Eric Paulson, Navarre's Chairman and CEO, stated, "While I'm extremely pleased with the company's 2nd quarter results, I believe that the best is yet to come. Each of our business units continues to gain momentum. I believe that we have yet to reach our optimal performance as we continue to drive improved margin dollar enhancement through content acquisition combined with our new and more productive material handling capabilities.


Our entrance into the mass merchant channel this past quarter, by the combined efforts of NDS and Encore, should provide increased momentum in future months.


     As well, Encore continues to provide quality releases in both console and PC products.



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NAVARRE CORPORATION REPORTS RECORD SALES AND                  Page 2

NET INCOME FOR ITS SECOND QUARTER FISCAL 2004

As previously announced, our new addition to our corporate headquarters, is part of a three year program to improve efficiency and flexibility for ourselves and trading partners. This facility will replace two remote leased locations and is expected to be operational next year."

Paulson continued, "Maximizing capital to assist improving shareholder value is a major focus for our business units. We will balance the use of debt and equity to fund growth, seeking the very best use of our capital. We will continue to fund growth opportunities that have strategic value.

To achieve our financial goals, we continue to pursue strategic acquisitions that build on our foundation while providing accretive earnings per share. The organization is energized as we move into our largest quarter. Management anticipates it will achieve its plan for the balance of the fiscal year."



SECOND QUARTER ENDED SEPTEMBER 30, 2003


For the second quarter ended September 30, 2003, Navarre reported a 19.5% increase in consolidated net sales to $106.2 million, compared with $88.9 million in last year's second quarter. The Company reported gross margin of $13.5 million or 12.7%, compared with $11.4 million or 12.8% in the comparable period last year. Total operating expenses for the quarter were $11.8 million or 11.1% as compared with $10.8 million or 12.2% in the last year's second quarter. Income from operations for the second quarter ended September 30, 2003, increased 178.8% to $1.7 million, compared with $609,000 last year. Net income for the period increased 154.7% to $1.7 million, compared with $676,000 in the comparable period last year. Fully diluted earnings per share for the quarter were $.08 per share, compared with $.03 per share in the comparable period last year.


Jim Gilbertson, Navarre's CFO, stated, "We are extremely pleased with our sales and net income results for the quarter. The organization continues to manage its expenses aggressively, with a full 1.1% decrease in rate as a percent of net sales. Our cash management remains strong and we are looking forward to a solid finish to the fiscal year."



SIX MONTHS ENDED SEPTEMBER 30, 2003


For the six months ended September 30, 2003, Navarre reported an increase in consolidated net sales to $179.6 million, as compared with $158.8 million for the first six months of fiscal 2003, an increase of 13.1%. The Company reported gross margin of $23.5 million or 13.1%, as compared with $19.5 million or 12.3% in the comparable period last year. Total operating expenses, for the six month period, were $21.6 million or 12.0% as compared with $18.8 million or 11.8% in the last year's six month period. Income from operations for the six months ended September 30, 2003, increased 180.3% to $1.9 million, as compared with $686,000 last year. Net income for the period increased 132.3% to $2.0 million, compared with $874,000 in the comparable period last year. Fully diluted earnings per share for the six months ended September 30, 2003 were $.09 per share, compared with $.04 per share in the comparable period last year.


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NAVARRE CORPORATION REPORTS RECORD SALES AND                  Page 3

NET INCOME FOR ITS SECOND QUARTER FISCAL 2004



BUSINESS UNIT HIGHLIGHTS

NAVARRE DISTRIBUTION SERVICES

     Navarre Distribution Services, which distributes non-proprietary entertainment products including computer software, video games, major label music and DVD video, reported a net sales increase of 20.5% to $83.3 million, compared with $69.1 million in the second quarter of fiscal quarter of fiscal 2003.


 NAVARRE ENTERTAINMENT MEDIA

     Navarre Entertainment Media, which distributes and licenses proprietary music and DVD video, reported a net sales increase of 2.3% to $18.8 million, compared with $18.4 million for the same period last year.



 ENCORE SOFTWARE

     Encore, a leading interactive publisher in the videogame and PC CD-ROM markets, reported net sales of $9.2 million for the quarter before inter-company elimination of $5.2 million, compared to net sales of $3.8 million, before inter-company elimination of $2.4 million in the second quarter of fiscal 2003. Fiscal second quarter 2003 net sales for Encore included August and September. The company purchased Encore in August of 2002.



CONFERENCE CALL

In conjunction with the press release, management of Navarre will host a conference call at 11:00 a.m. ET Tuesday, October 21, 2003, to discuss the Company's results. Messrs. Eric Paulson, Chairman and Chief Executive Officer, Jim Gilbertson, Chief Financial Officer will host the call.


                                   CALL ACCESS
The conference call can be accessed by dialing (785-832-0326), conference ID "NAV" ten minutes prior to the scheduled start time. In addition, this call will be simultaneously broadcast live over the Internet and can be accessed at http://www.navarre.com under the "About Navarre" subheading. Investors should go to the Web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call's completion by dialing (402-220-2332), through midnight eastern time, Tuesday October 28, 2003 or by accessing http://www.navarre.com where a replay will be available for a one-week period.

                           ABOUT NAVARRE CORPORATION
Navarre Corporation (Nasdaq: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority-owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at http://www.navarre.com.


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NAVARRE CORPORATION REPORTS RECORD SALES AND                  Page 4

NET INCOME FOR ITS SECOND QUARTER FISCAL 2004


                                   SAFE HARBOR

"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, and the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release "Navarre Corporation Reports Record Sales and Net Income for its Second Quarter of Fiscal 2004", dated October 20, 2003, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release."

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.



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                          (Financial Statements Follow)

                               NAVARRE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                  (Amounts in thousands, except per share data)
                                   (Unaudited)





                                                           THREE MONTHS ENDED        SIX MONTHS ENDED
                                                               SEPTEMBER 30,            SEPTEMBER 30,
                                                             2003         2002        2003         2002
                                                        --------------------------------------------------

         Net sales                                        $106,166      $88,870      $179,590     $158,849

         Gross profit                                       13,499       11,410        23,548       19,462

         Operating expenses                                 11,801       10,801        21,626       18,776

         Income from operations                              1,698          609         1,922          686

         Other income/(expense)                                 25           67           109          188

         Consolidated net income                            $1,723         $676        $2,031         $874

         Earnings (loss) per common share:
            Basic  earnings (loss) per share                 $0.08        $0.03         $0.09        $0.04
            Diluted earnings (loss) per share                $0.08        $0.03         $0.09        $0.04
         Weighted average common and common
            equivalent shares outstanding
            Basic  shares                                   21,616       21,616        21,616       21,616
            Diluted shares                                  22,340       21,692        22,250       21,736






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